Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 20, 2026, relating to the consolidated financial statements of Merlin Labs, Inc. and Subsidiaries, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

(formerly HORNE LLP)

Ridgeland, Mississippi

May 6, 2026